 Exhibit 10.3

Consulting Agreement

This is a Consulting Agreement by and between Harpos Funding II, LLC. (“Harpos”) a Florida Corporation doing business at 10800 Biscayne Blvd, Miami, Florida and Genesis Group Holdings, Inc., a publically traded entity with offices at 2500 N. Military Trail, Suite 275, Boca Raton, Florida, herein referred as (“GGHO”). HARPOS and GGHO, in consideration of the mutual agreements set forth below (the mutuality, adequacy and sufficiency of which are hereby acknowledged) hereby agree as follows:

1.
GGHO, on behalf of itself, its affiliates, subsidiaries and/or assigns hereby engages HARPOS to provide financial advisory services, investment banking and other strategic advice to GGHO and its Board of Directors. Nothing herein shall be construed or interpreted to mean that HARPOS is acting as an attorney, accountant, business valuator or securities broker-dealer.

2.
GGHO shall provide HARPOS with certain Convertible Preferred Stock that, upon exercise, will convert to 5% of the Common Equity of GGHO upon conversion; at a cost of .01 per share. The Preferred stock granted herein shall carry voting rights of 10 to 1 as compared to Common. And, until the conversion rights are exercised, shall have anti-dilution protections and piggy -back registration rights. The Preferred Stock, until conversion, shall bear a coupon of 5% per annum dividend in cash or kind at the discretion of the Board of Directors.

3.
In connection with money invested by HARPOS directly, HARPOS shall receive a guaranteed return on investment of 10% per annum for a minimum of three years and shall receive warrant coverage on money invested at 75%. The warrant agreement and all other options granted herein after shall be on a most favored basis and terms acceptable to GGHO. Thus, in the event that GGHO accepts investment and more favorable terms are offered to any other investor, those same terms shall be offered to HARPOS retroactively. Any warrants issued shall have piggyback registration rights as well. All warrants shall be covered in a separate warrant agreement.

a.           Money invested by HARPOS shall be at increments of $250,000 or more.

b.           Each incremental investment shall have the same guaranteed return and warrant coverage.

4.	In connection with a third party investment of money, that is introduced directly or indirectly by HARPOS to GGHO, GGHO agrees to the following cash compensation:

a.
Five percent (5%) of the first Ten Million ($10,000,000) Dollars; Four (4%) percent of the next Ten Million ($10,000,000) and Three (3%) percent of all money over Twenty Million ($20,000,000) Dollars in equity raised by HARPOS.

          (1)           All monies introduced to GGHO must come in increments of not less than $250,000.
      (2)           All monies are subject to approval by GGHO, and no fee shall be paid unless accepted by GGHO.

b.           Two percent (2%) of all debt raised or restructured by HARPOS.

c.
Warrants. In connection with any money offered to GGHO by and through a HARPOS introduction, HARPOS shall be provided certain Warrants to purchase common stock of the Company in addition to the cash compensation. The warrants shall be for five years and shall be exercisable at 10% above the offering price or conversion price and have piggyback registration rights as well. All warrants shall be covered in 9 separate warrant agreement.

5.
Confidentiality. Each party to this Agreement agrees to maintain the confidentiality of all of the information received from the other party and use such information only for the purposes contemplated by this Agreement; provided, however, that the parties shall be permitted to disclose the materials and information they each receive from the other to their respective advisors, representatives and agents in connection with performing duties related to the transaction contemplated in this letter. In the event of a termination of this Agreement for any reason, each party shall return to the other all documents (and any copies thereof) and information provided to it by the other party, The obligation of confidentiality under this paragraph shall survive the termination of this Agreement

6.
Public Announcements. All parties agree to consult with the other prior to any public announcement relating to this Agreement and mutually approve the timing, the content and the dissemination of any public announcement.

7.
Notices. All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the Company or HARPOS at their last known business addresses.

8.	The parties hereto acknowledge and confirm that HARPOS is an independent contractor in relation to Company.

9.	This Agreement shall be construed in accordance with and governed by the laws of the State of Florida. Further, the parties agree to waive a jury trial, in the event trial is necessary.

10.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Further, a facsimile copy of this Agreement shall be treated the same and have the same full force and effect as an original executed copy.

11.	The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

ACCEPTED AND AGREED:

Genesis Group Holdings Inc.		Harpos Funding II, LLC

By:	/s/ Gideon Taylor	By:
	Gideon Taylor	an authorized signatory
Chairman